AMENDMENT NO. 1 TO THE
SHARE EXCHANGE AGREEMENT

Dated as of April 27, 2007

between

CYBERFUND, INC.

and

ROK ENTERTAINMENT GROUP LIMITED

The Share Exchange Agreement (the “Agreement”) dated as of April 27, 2007, between CYBERFUND, INC., a corporation organized under the laws of the State of Oklahoma (“Cyberfund” or “the Corporation”), and ROK ENTERTAINMENT GROUP LIMITED, a corporation organized under the laws of England and Wales (“ROK” or “the Company”), is hereby amended this 10th day of July, 2007 as follows:

W I T N E S S E T H:

WHEREAS, CYBERFUND and ROK, by Agreement dated April 27, 2007, have entered into a tax-free transaction under Section 368(a) of the United States Internal Revenue Code of 1986, as amended, pursuant to which the CYBERFUND will issue to the shareholders of ROK, upon the terms and conditions set forth in said Agreement, 57,000,000 shares of its common stock, USD $0.001 par value (the “Shares”) in exchange for all of the outstanding shares of capital stock of ROK (or such proportionate number of Shares as shall be issuable if less than all of the capital stock of ROK is tendered), and which Shares shall include such number of Shares as shall be required to be sold by the Corporation to raise US$20,000,000 in equity financing for the Corporation; and

WHEREAS, JONATHAN KENDRICK, LAWRENCE ALEXANDER, and PAOLO FIDANZA hereby and through this Amendment agree to ratify the Agreement, subject to the consent of the shareholders of ROK, and to recommend the exchange of shares in accordance with the terms of the Agreement; and

WHEREAS, in reliance upon the representations made herein Barker Holdings SA has agreed to make an initial purchase of Shares in accordance with the terms of its Share Purchase Agreement dated June 5, 2007;

NOW THEREFORE, for the consideration herein stated and in further consideration of the premises and the mutual agreements, covenants and provisions herein contained, the parties hereto agree as follows:

1.  Amendment.

(a)  Section 6 (iii) of the Agreement is amended to read: “The Company shall have obtained and delivered to CYBERFUND the consent attached to this Amendment duly executed by Jonathan Kendrick, Laurence Alexander, and Paolo Fidanza to the exchange of shares as set forth in the Agreement, and that the Company and the additional parties to this Amendment agree that the percentage of shares of ROK required to be voted in favor of ratification of the Agreement shall be the minimum percentage of shares required by the laws and regulations of England and Wales to effectuate the closing of the transaction.”

2.  Purchase of Shares.

(a)  CYBERFUND hereby agrees to sell to Barker Holdings SA a total of 285,715 Shares for aggregate consideration of US$1,000,000, which purchase shall be a portion of, and in accordance with, the terms of the Share Purchase Agreement executed on June 5, 2007 between CYBERFUND and Barker Holdings SA, and which number of Shares shall be deducted from the total of 57,000,000 Shares issuable to the shareholder of ROK at the time of Closing, in accordance with the terms of the Agreements.

3.  Waiver or Modification of Agreement. This Amendment to the Agreement, and the consents attached hereto, are made in accordance with the provisions of Section 9 of the Agreement. No provision of this Agreement, as hereby amended, may be further amended, waived or otherwise modified except by an instrument in writing signed by CYBERFUND and ROK; provided, however, that any party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive or modify in writing any term or condition hereof for his or its benefit at any time on or prior to the Closing Date.

4.  Governing Law. This Agreement, as hereby amended, shall be governed by and construed in accordance with the law of the State of New York, and the Supreme Court of the State of New York in and for the County of New York or the United States District Court for the Southern District of New York shall be the exclusive venue for any dispute, action or proceeding arising from this Agreement.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

CYBERFUND, INC.

By:	/s/ Mark G. Hollo
Mark G. Hollo -
Chairman and CEO

ROK ENTERTAINMENT GROUP LIMITED

By:	/s/ Jonathan Kendrick
Jonathan Kendrick -
Chairman

By:	/s/ Laurence Alexander
Laurence Alexander -
CEO

PERSONAL CONSENT AND RATIFICATION OF OFFICERS AND DIRECTORS:

The undersigned Directors, Officers and Shareholders of ROK Entertainment Group Limited, hereby personally ratify and consent to the Share Exchange Agreement, subject to the consent of the shareholders of ROK, and this Amendment No. 1 thereto, and hereby agree to recommend to the shareholders of ROK the ratification of the Agreement as required by Section 6(iii) thereto:

/s/ Jonathan Kendrick	Dated:	11/07/07
JONATHAN KENDRICK

/s/Laurence Alexander	Dated:	11/07/07
LAURENCE ALEXANDER

Dated:
PAOLO FIDANZA